Exhibit (c)(5)

PRELIMINARY DRAFT – FOR DISCUSSION ONLY Discussion Materials Goldman Sachs (Asia) L.L.C. 4 January 2010

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 2 Disclaimer Please be advised that this presentation is provided pursuant to and in accordance with the terms of our engagement. The information contained herein is prepared based upon internal estimates based on publicly available information, current prevailing conditions and our views as of this date, all of which are accordingly subject to change. We do not undertake any obligation to update or otherwise revise the information contained herein. In preparing the information herein, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be an opinion regarding valuation, implicit or otherwise, or appraisals of the assets, stock or business of Hawaii or of Texas. Moreover, the information contained herein does not address the relative merits of the transaction, the underlying decision to proceed with the transaction and any alternatives to the transaction, or any other aspect of the transaction. This presentation was prepared exclusively for the benefits and internal use of the Board of Directors and Senior Management of Hawaii and does not carry any right of publication or disclosure to any other party. This presentation should be viewed solely in conjunction with the oral briefing provided by Goldman Sachs (Asia) L.L.C. Neither this presentation nor any of its contents may be reproduced or quoted or distributed to a third party without the express prior written consent of Goldman Sachs (Asia) L.L.C, and any liability for any use of this presentation by any third party (including in respect of direct, indirect or consequential loss or damage) is expressly disclaimed.

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 3 Valuation Observations Texas Share Price Performance with Key Milestones Texas has implemented a number of strategic initiatives over the past three years in order to maximize value for its shareholders 0 2 4 6 8 10 12 Nov-2006 Feb-2007 Jun-2007 Sep-2007 Jan-2008 Apr-2008 Jul-2008 Nov-2008 Feb-2009 Jun-2009 Sep-2009 Dec-2009 Daily from 10-Nov-2006 to 31-Dec-2009 Closing Price (HKD) 0 40,000 80,000 120,000 160,000 200,000 240,000 280,000 320,000 360,000 400,000 Volume (000) Volume Texas Share Price Feb 2007: Sale of Indian asset to Vodafone Jun 2007: Texas declares special dividend of HK$6.75/sh Nov 2008: Texas declares special dividend of HK$7.00/sh May 2009: Texas spins-off HK and Macau assets Aug 2009: Texas sells Israel asset to Scailex 1.61 Source: Bloomberg

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 4 Valuation Observations Texas Share Price Performance with Key Milestones (Post HK$7.00/share Nov 2008 Special Dividend) Since the spin-off of the HK & Macau assets, Texas shares traded between HK$1.33 to $2.05 per share. Following the sale of the Israel asset 3 months ago, Texas shares then traded between HK$1.54 to $1.80 per share. 0.60 0.80 1.00 1.20 1.40 1.60 1.80 2.00 2.20 Nov-2008 Mar-2009 Jun-2009 Sep-2009 Dec-2009 Daily from 25-Nov-2008 to 31-Dec-2009 Closing Price (HKD) 0 20,000 40,000 60,000 80,000 100,000 120,000 140,000 Volume (000) Volume Texas Share Price 1.61 May 2009: Texas spins-off HK and Macau assets Aug 2009: Texas sells Israel asset to Scailex Source: Bloomberg

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 5 Valuation Observations Shares Traded at Various Prices Texas SEHK Listed Shares Since HK$7.00/sh Special Dividend (Nov 25, ’08) Since HK & Macau Spin-off (8 May, ’09) 535 1,027 865 609 423 0 400 800 1,200 1.00 to 1.20 1.21 1.42 1.63 1.84 to 2.05 Daily from 25-Nov-2008 to 31-Dec-2009 Volume (mm) Wtd Avg Price: 1.50 HKD Total Shrs Traded as % of Shrs Outstd: 71.85% Total Shrs Traded as % of Free Float: 217.53% 33.6% 64.6% 54.4% 38.3% 26.6% 370 646 496 335 276 0 300 600 900 1.33 to 1.46 1.47 1.62 1.76 1.91 to 2.05 Daily from 08-May-2009 to 31-Dec-2009 Volume (mm) Wtd Avg Price: 1.66 HKD Total Shrs Traded as % of Shrs Outstd: 44.08% Total Shrs Traded as % of Free Float: 133.44% 23.2% 40.6% 31.2% 21.1% 17.4% Since Sale of Israel Asset (13 Aug, ’09) 348 263 153 143 59 0 200 400 1.54 to 1.58 1.59 1.64 1.7 1.75 to 1.80 Daily from 13-Aug-2009 to 31-Dec-2009 Volume (mm) Wtd Avg Price: 1.64 HKD Total Shrs Traded as % of Shrs Outstd: 20.05% Total Shrs Traded as % of Free Float: 60.68% 21.9% 16.5% 9.6% 9.0% 3.7% Source: Bloomberg Note: Italicized percentage figures indicates shares traded as percentage of free float, which includes all shareholders except for Hawaii, California and Kansas.

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 6 Valuation Observations SOTP Analysis (All figures in HKD) After accounting for total outstanding debt and cash from the Israel asset sale, Texas’s enterprise value based on today’s share price is approximately HK$3.6 bn or $0.74/share 0.32 0.72 0.32 0.49 0.74 0.12 1.23 1.61 0.00 0.50 1.00 1.50 2.00 2.50 3.00 Equity Value Tax Payable1 Hawaii Facility2 External Debt3 Amount in Tax Escrow Receivable from Buyer Gross Cash Immediately Available Enterprise Value (HKD/share) 4 Source: Market data from Bloomberg as of Dec 31, 2009 and assumes 1 USD = 7.8 HKD. Assumes current share price of HKD1.61/share and 4,815mm shares outstanding. 1 Based on cash in tax escrow of USD200mm. 2 Based on Hawaii facility of HKD3,471mm comprising USD170 term loan and remaining HKD2,145mm revolving facility. 3 Based on external debt at OpCos of HKD593mm. 4 Based on receivable from Buyer for Israel sale of USD300mm.

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 7 Valuation Observations SOTP Analysis (All figures in HKD) After accounting for total outstanding debt and cash from the Israel asset sale, Texas’s enterprise value based on today’s share price is approximately HK$3.6 bn or $0.74/share 0.32 0.72 0.32 0.49 1.61 0.38 0.74 0.72 0.12 0.12 0.00 0.50 1.00 1.50 2.00 2.50 3.00 Equity Value Tax Payable1 Hawaii Facility2 External Debt3 Amount in Tax Escrow Receivable from Buyer Payoff Hawaii Facility Payoff External Debt Cash Potentially Available for Dividends Enterprise Value (HKD/share) 4 Source: Market data from Bloomberg as of Dec 31, 2009 and assumes 1 USD = 7.8 HKD. Assumes current share price of HKD1.61/share and 4,815mm shares outstanding. 1 Based on cash in tax escrow of USD200mm. 2 Based on Hawaii facility of HKD3,471mm comprising USD170 term loan and remaining HKD2,145mm revolving facility. 3 Based on external debt at OpCos of HKD593mm. 4 Based on receivable from Buyer for Israel sale of USD300mm.

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 8 Valuation Observations Scenario 1: Sensitivity at Various Prices (HKD mm, unless otherwise denoted) Current Share Price (HKD) 1.61 1.65 1.70 1.75 1.80 1.85 1.90 1.95 2.00 2.05 2.10 Equity Value1 7,752 7,945 8,185 8,426 8,667 8,908 9,148 9,389 9,630 9,871 10,111 Premium to Current - 2.5% 5.6% 8.7% 11.8% 14.9% 18.0% 21.1% 24.2% 27.3% 30.4% EV/share (HKD)1 0.74 0.78 0.83 0.88 0.93 0.98 1.03 1.08 1.13 1.18 1.23 Enterprise Value2 3,562 3,755 3,995 4,236 4,477 4,718 4,958 5,199 5,440 5,681 5,921 Premium to Current - 5.4% 12.2% 18.9% 25.7% 32.4% 39.2% 46.0% 52.7% 59.5% 66.2% Gross Cash Outlay to Shareholders3 (3,074) (3,150) (3,246) (3,341) (3,436) (3,532) (3,627) (3,723) (3,818) (3,914) (4,009) Dividends to Shareholders4 (HKD 0.38/sh) 734 734 734 734 734 734 734 734 734 734 734 Dividends to Hawaii5 (HKD 0.38/sh) 1,116 1,116 1,116 1,116 1,116 1,116 1,116 1,116 1,116 1,116 1,116 Net Cash Outlay (HKD mm) (1,224) (1,300) (1,396) (1,491) (1,586) (1,682) (1,777) (1,873) (1,968) (2,064) (2,159) Net Cash Outlay (USD mm) (157) (167) (179) (191) (203) (216) (228) (240) (252) (265) (277) Incremental Net Cash Outlay (USD mm) - (10) (22) (34) (47) (59) (71) (83) (95) (108) (120) EV/share (HKD)1 0.74 0.78 0.83 0.88 0.93 0.98 1.03 1.08 1.13 1.18 1.23 NTA/share (HKD) 0.95 0.95 0.95 0.95 0.95 0.95 0.95 0.95 0.95 0.95 0.95 EV/share Prem/(Disc) to NTA 6 (21.9)% (17.6)% (12.4)% (7.1)% (1.8)% 3.5% 8.8% 14.0% 19.3% 24.6% 29.9% Source: Market data from Bloomberg as of Dec 31, 2009 Notes: Assumes a FX rate of 1 USD = 7.8 HKD. 1 Assumes 4,815mm shares outstanding. 2 Based on cash balance of HKD7,474mm, receivable from Buyer for Israel sale of USD300mm., Hawaii facility of HKD3,471mm, external 3rd part debt at OpCos of HKD593mm and tax escrow of USD200mm. 3 Excludes Hawaii stake of 60.35% and assumes 39.65% of outstanding shares are bought out. 4 Based on cash potentially available for dividends of HKD 0.38/share and Other shareholder’s stake of 39.65% in Texas. 5 Based on cash potentially available for dividends of HKD 0.38/share and Hawaii’s 60.35% ownership of Texas. 6 Based on NTA of HKD 4,559mm (post sale of Israel asset).

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 9 Valuation Observations Scenario 2: Sensitivity at Various Prices (HKD mm, unless otherwise denoted) Current Share Price (HKD) 1.61 1.65 1.70 1.75 1.80 1.85 1.90 1.95 2.00 2.05 2.10 Equity Value1 7,752 7,945 8,185 8,426 8,667 8,908 9,148 9,389 9,630 9,871 10,111 Premium to Adjusted Current Share Price - 2.5% 5.6% 8.7% 11.8% 14.9% 18.0% 21.1% 24.2% 27.3% 30.4% Dividends to Shareholders2 (HKD 0.38/sh) (734) (734) (734) (734) (734) (734) (734) (734) (734) (734) (734) Dividends to Hawaii3 (HKD 0.38/sh) (1,116) (1,116) (1,116) (1,116) (1,116) (1,116) (1,116) (1,116) (1,116) (1,116) (1,116) Adjusted Equity Value Post Dividend Payout 5,902 6,095 6,335 6,576 6,817 7,058 7,299 7,539 7,780 8,021 8,262 Adjusted Share Price Post Dividend Payout 1.23 1.27 1.32 1.37 1.42 1.47 1.52 1.57 1.62 1.67 1.72 Premium to Adjusted Current Share Price - 3.3% 7.3% 11.4% 15.5% 19.6% 23.7% 27.7% 31.8% 35.9% 40.0% EV/share (HKD)1 0.74 0.78 0.83 0.88 0.93 0.98 1.03 1.08 1.13 1.18 1.23 Enterprise Value4 3,562 3,755 3,995 4,236 4,477 4,718 4,959 5,199 5,440 5,681 5,922 Premium to Current - 5.4% 12.2% 18.9% 25.7% 32.4% 39.2% 46.0% 52.7% 59.5% 66.2% Gross Cash Outlay to Shareholders5 (2,340) (2,417) (2,512) (2,607) (2,703) (2,798) (2,894) (2,989) (3,085) (3,180) (3,276) Dividends to Hawaii3 (HKD 0.38/sh) 1,116 1,116 1,116 1,116 1,116 1,116 1,116 1,116 1,116 1,116 1,116 Net Cash Outlay (HKD mm) (1,224) (1,300) (1,396) (1,491) (1,586) (1,682) (1,777) (1,873) (1,968) (2,064) (2,159) Net Cash Outlay (USD mm) (157) (167) (179) (191) (203) (216) (228) (240) (252) (265) (277) Incremental Net Cash Outlay (USD mm) - (10) (22) (34) (47) (59) (71) (83) (95) (108) (120) Source: Market data from Bloomberg as of Dec 31, 2009 Notes: Assumes a FX rate of 1 USD = 7.8 HKD. 1 Assumes 4,815mm shares outstanding. 2 Based on cash potentially available for dividends of HKD 0.38/share and Other shareholder’s stake of 39.65% in Texas. 3 Based on cash potentially available for dividends of HKD 0.38/share and Hawaii’s 60.35% ownership of Texas. 4 Based on cash balance of HKD7,474mm, receivable from Buyer for Israel sale of USD300mm., Hawaii facility of HKD3,471mm, external 3rd part debt at OpCos of HKD593mm and tax escrow of USD200mm. 5 Excludes Hawaii stake of 60.35% and assumes 39.65% of outstanding shares are bought out.

PRELIMINARY DRAFT – FOR DISCUSSION ONLY

Goldman Sachs

Precedent Transactions Analysis

Selected Recent Hong Kong Take-Private Transactions

Date Announced	Target	Business	Acquiror	Consideration	Equity Size (US$ mm)	Status	% Shares Owned: Pre-Transaction	% Shares Owned: Post-Transaction	Premium/(Discount): 1 day to announcement	Premium/(Discount): 1 month to announcement
1-Jun-09	Oriental Press Group Ltd	Newspaper	Ever Holdings Ltd	Cash	32.64	Completed	61%	73%	16%	25%
22-Dec-08	Shaw Brothers(Hong Kong)Ltd	Film Production	Shaw Holdings Inc	Cash	172.11	Completed	75%	100%	64%	67%
1-Apr-08	Goldbond Group Holdings Ltd	Real Estate	Allied Luck Trading Ltd	Cash	28.06	Completed	46%	58%	33%	21%
28-Feb-08	Mirabell	Footware	Belle Int'l	Cash	191.05	Completed	0%	98%	15%	20%
19-Dec-07	BALtrans Holdings	Air Freight & Logistics	Toll (BVI) Ltd	Cash	296.74	Completed	0%	100%	41%	69%
19-Dec-07	SCMP	Newspaper	Kerry Group	Cash	165.50	Completed	45%	75%	10%	22%
14-Jun-07	Chia Hsin Cement Greater China	Cement Manufacturing	TCC International Holdings Ltd	Stock	376.11	Completed	0%	N/A	26%	81%
9-Mar-07	TOM Online	TMT	TOM Group	Cash	1,029.63	Completed	66%	100%	33%	14%
1-Mar-07	Pacific Century	Insurance	Fortis Insurance	Cash	871.16	Completed	0%	99%	44%	70%
20-Nov-06	St. Honore Holdings	Bakery	Convenience Retail Asia	Cash	62.00	Completed	0%	100%	45%	61%
22-Aug-06	Senyuan International	Electronics Manufacturer	Eaton Corp	Cash	64.00	Completed	0%	100%	13%	26%
25-Jul-06	Radica Games Ltd	Games Manufacturing	Mattel Enterprises Ltd	Cash	164.44	Completed	0%	100%	12%	8%
18-Jul-06	China Paradise	Retail	GOME Electrical	Cash and Stock	979.55	Completed	0%	100%	10%	20%
10-May-06	CSMC	Circuit Manufacturing	China Resources Logic	Cash and Stock	108.00	Completed	26%	73%	4%	11%
13-Mar-06	Asia Aluminum	Aluminum Manufacturing	AA Investments	Cash	604.66	Completed	35%	100%	54%	90%
11-Nov-05	Superdata Software	Software	Profit Eagle	Cash and Stock	80.00	Completed	15%	100%	4%	3%
4-Oct-05	China Res People Tel	TMT	China Mobile (HK)	Cash	439.62	Completed	0%	100%	16%	67%
14-Jun-05	Sunday Communications	TMT	PCCW	Cash	212.00	Completed	0%	60%	23%	44%
12-Oct-04	Elec & Eltek	Electric Manufacturing	Kingboard	Cash	217.00	Completed	52%	71%	25%	19%
1-Jun-04	Harbin Brewery Group	Beverages	Anheuser-Busch	Cash	549.00	Completed	36%	100%	9%	81%
8-Sep-03	International Bank of Asia	Bank	Fubon	Cash	416.00	Completed	0%	75%	7%	23%

	1 day to announcement	1 month to announcement
Minimum	**4%**	**3%**
Mean	**24%**	**40%**
Median	**16%**	**25%**
Maximum	**64%**	**90%**

Source: Thomson SDC; premium calculated based on undisturbed prices

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PRELIMINARY DRAFT – FOR DISCUSSION ONLY 11 Research Outlook Overview of Analyst Estimates and Price Targets Given the earlier stage nature of Texas’s emerging markets assets and a lack of near-term catalysts, there are a wide range of broker research price targets and the majority of research analysts have Hold or Sell ratings on the stock Broker Recommendation Summary of Broker Estimates Hold 45% Sell 33% Buy 22% Broker Date Rating Price Target Prem/(Disc) to Current1 MS 30-Dec-09 Buy 2.40 49.1% BOCI 14-Aug-09 Sell 2.20 36.6% Citi 31-Dec-09 Hold 2.20 36.6% Macquarie 28-Dec-09 Buy 1.90 18.0% GS 31-Dec-09 Hold 1.80 11.8% HSBC 28-Dec-09 Sell 1.70 5.6% S&P 19-Nov-09 Hold 1.60 (0.6)% JPM 16-Aug-09 Hold 1.50 (6.8)% CS 28-Dec-09 Sell 1.27 (21.1)% Median 1.80 11.8% Source: Wall Street brokerage reports, IBES as of Dec 31, 2009. 1 Based on Nov 10, 2009 share price of HKD1.58/share and 4,815mm shares outstanding

PRELIMINARY DRAFT – FOR DISCUSSION ONLY

Goldman Sachs

Shareholding Structure

For the take private of Texas, 75% of disinterested shareholder present and voting would need to approve the Scheme, and no more than 10% of total disinterested shares (~3.3% of TSO) may actively oppose

Shareholding Structure


Hawaii
California + Kansas
Other Shareholders
60.35%
6.62%
33.03%
Texas

Shareholder Details

	Investor Name	% O/S	% of Free Float[1]	Position
1	Li (Ka Shing)	5.54	13.97	266,621,499
2	Norges Bank	5.00	12.61	240,821,389
3	T. Rowe Price Associates, Inc.	4.93	12.44	237,534,700
4	Cheung Kong Holdings Ltd	1.08	2.73	52,092,587
5	Manning & Napier Advisors, Inc.	1.00	2.51	47,971,505
6	T. Rowe Price International Inc. (Singapore)	0.71	1.79	34,189,000
7	Capital World Investors	0.43	1.08	20,560,000
8	JF Asset Management (HK) Ltd.	0.39	0.98	18,728,000
9	Pictet Asset Management Ltd.	0.33	0.82	15,720,717
10	Taube, Hodson, Stonex Partners, LLP	0.30	0.77	14,651,847
11	Lui (Pok Man Dennis)	0.19	0.48	9,100,000
12	Martin Currie Investment Management Ltd.	0.17	0.42	8,103,000
13	Dimensional Fund Advisors, LP	0.17	0.42	7,953,000
14	Target Asset Management Pte. Ltd.	0.14	0.36	6,812,000
15	Clarivest Asset Management LLC	0.14	0.35	6,678,000
16	Gartmore Investment Management Limited	0.13	0.33	6,212,000
17	CPP Investment Board	0.11	0.29	5,520,000
18	Old Mutual Asset Managers (UK) Ltd.	0.11	0.27	5,156,316
19	Morgan Stanley Investment Management Ltd. (UK)	0.10	0.26	4,938,000
20	AXA Rosenberg Investment Management Asia Pacific Ltd.	0.10	0.25	4,792,815
21	Robeco Institutional Asset Management B.V.	0.08	0.21	3,944,000
22	STANLIB Asset Management Ltd.	0.08	0.20	3,822,000
23	Bessemer Trust Company, N.A. (US)	0.07	0.18	3,529,000
24	DWS Investment GmbH	0.07	0.18	3,500,000
25	Chan (Ting Yu)	0.07	0.18	3,433,333
26	FIL Investment Management (Hong Kong) Limited	0.06	0.14	2,747,079
27	Balanced Equity Management Pty Ltd.	0.06	0.14	2,718,009
28	Others	18.10	45.64	871,277,832
	Total	**39.65**	**100.00**	**1,909,127,628**

Source: Company Filings

[1] *Free float of 39.65% includes all shareholders except for Hawaii.*

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PRELIMINARY DRAFT – FOR DISCUSSION ONLY 13 Key Next Steps Decide which shareholders will take part in the take private of Texas — Draft and finalize shareholder’s agreement between Hawaii and any other potential “in concert” shareholders Engage external deal counsel to facilitate with structuring and regulatory compliance — Preliminary assessment of legal / governance / regulatory risks and issues to consider Finalize Scheme offer pricing, structure and other parameters Analyze shareholders’ profile — Determine potential entry cost of key institutional investors — Assess willingness to roll over into private company shares Craft communication strategy — Notification to the Board may constitute an “approach” — Consider different stake holders: customers, suppliers, employees, shareholders, etc.

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 14 Preliminary Privatization Timetable Scheme of Arrangement A Scheme would likely take around 3-5 months to complete from pre-announcement preparation work to closing Kick-off Meeting Hong Kong Privatization via Cayman Scheme Offeror(s) drafts and finalizes valuation and other terms of the Scheme offer ("Offer") Agree on proof of funding sources and GS to execute cash confirmation Approach Texas Board which forms Independent Board Committee ("IBC") Negotiate and reach agreement with Texas Board / IBC on Offer terms and Joint Announcement ("JA") Draft and finalize press release for JA (HK and US) and Q&A Texas suspends trading Submit JA for SFC and SEHK approval Respond to comments and receive clearance from from SFC / SEHK on JA Publish JA on SEHK Texas Board/IBC recommends and applies to the Cayman Court for Scheme Draft and vet detailed Texas's Scheme Document ("SD") Draft and vet Major Transaction Circular ("MTC") for Group First hearing with Cayman Court to consider application for Scheme Bulk print of SD and MTC Release detailed SD and MTC after sign off from Cayman Court, SFC, and SEHK Group EGM approves Offer (14 day clear business days) Court convenes Texas shareholders' meeting to approve Scheme Second hearing with Cayman Court to review petition to sanction the Scheme Last day for dealing in and suspension of Texas shares Last day for lodging of Forms of Election Effective Date of Scheme Withdrawl of listing of Texas shares Posting of entitlements to shareholders U.S. Privatization Process (TBC with US Counsel)1 File 6-K for the JA in the US and draft SEC related disclosure documents Hawaii files 13E-3 Delisting from NYSE File Form 15 for suspension of SEC reporting requirements Month 5 4-6 weeks Month 1 Month 2 Month 3 Month 4 1 Corresponding disclosure in the U.S. may be required for any material disclosure of information in Hong Kong.

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 15 Appendix A: Structural Considerations

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 16 Executive Summary Key Take Private Considerations and Steps to Consider We understand that Hawaii (the “Offeror”) is contemplating a potential privatization of Texas (the "Target"). Following its recent strategic initiatives, Texas is now comprised solely of early stage businesses requiring significant capital investments. The likely short- and medium-term uncertainty of such investments, any associated share price volatility and potential financial underperformance make Texas poorly suited to remain a publicly listed entity. In implementing a take private of Texas, the Offeror should consider the following key issues: Structural Options: Scheme of Arrangement (“Scheme”) vs. Asset Sale Coupled with De-listing (“Asset Sale”) — Since an amendment to the Takeover Code last year, both a Scheme and Asset Sale are subject to Takeover Code requirements and require 75% approval by disinterested shareholders present and voting, with no more than 10% of total disinterested shares (~3.3% of Texas’s total shares outstanding) actively opposed — The Scheme offers the benefit of being the more commonplace option for a privatization, with a tried and tested process that minimizes the chances of drawing incremental regulatory and PR scrutiny. A Scheme, however, would involve a Cayman court process and hence involve a 4-5 month execution timetable Participation of Major Texas Shareholders — California, Kansas and/or other major shareholders may choose to either act as joint-offeror, roll-in or "tender" into Scheme Timing of the Transaction — Exposure to market volatility during preparation stage — Ability to secure certainty of privatization early Regulatory / Documentation — Compliance with multiple regulatory regimes — Sequencing of documentation to satisfy requirements of each jurisdiction — Financial / accounting disclosure requirement(s) — Report from independent board committee / independent financial advisor Other — Involvement of management team from Target — US litigation concerns

PRELIMINARY DRAFT – FOR DISCUSSION ONLY

Goldman Sachs

Privatization Alternatives for the Offeror to Consider

Scheme vs. Asset Sale Privatization

The privatization of Texas via a Scheme should help avoid unnecessary regulatory and PR scrutiny

	Scheme of Arrangement ("Scheme")	Asset Sale Privatization (Asset Sale + Delisting)
Description	■ Scheme to be initiated by the Target Board ■ Scheme must be approved by 75% of disinterested shares present and voting. Further, no more than 10% of total disinterested shares outstanding (~3.3% of Texas's total shares outstanding) may actively oppose ■ Requires court sanction subsequent to which the resolution would be binding on all shareholders and all shares would be cancelled for a fixed price payment ■ All or nothing with binary result	■ Offeror initiates offer to purchase substantially all of Target's assets ■ Transaction would constitute a Very Substantial Disposal of more than 75% of the Target's assets. In isolation, this requires only simple majority approval under the Listing Rules ■ However, according to September 2008 amendments to the Takeover Code, if coupled with a delisting, the approval threshold becomes identical to Scheme ■ Possible for Offeror to split purchases into smaller pieces individually requiring only simple majority approval. However, ultimate delisting would still trigger Takeover Code thresholds and could be retroactively applied to disposals from the preceding 12 months
Pros	✓ More commonly adopted means for privatizations; minimizes potential for incremental regulatory / PR scrutiny ✓ Tried and tested process for privatizations (e.g., straightforward impact on creditors, options holders, etc.) ✓ Historically highest acceptance rate ✓ Avoids stamp duty	✓ Faster execution timetable of 2-3 months ✓ Simplified documentation including disposal circular (similar to Scheme offer document) and accountant's report ✓ Potentially avoids stamp duty
Concerns	? Challenging to reference historical share price performance in ascertaining attractiveness of Scheme price given strategic initiatives implemented in recent past ? More time-consuming documentation and reliance on Cayman courts results in longer execution of 4-5 months ? Process and documentation must be driven by Target Board and management	? Unusual means for privatization may result in heightened regulatory scrutiny and potential adverse PR reactions ? Though courts not typically involved in Asset Sales, they may still intervene in unusual and/or complex situations ? Change of control for assets / businesses may trigger additional regulatory approvals ? Distribution of proceeds post asset sale to shareholders could be hampered by insufficient distributable reserves

17

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 18 Appendix B: Documentation Requirement for a Scheme

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 19 Documentation for Scheme of Arrangement Joint Announcement Key Sections Description Overview of Scheme of Arrangement Shareholding in Texas Dispatch of Scheme Document Summary box Suspension and Resumption of Trading Introduction Terms of the Proposal Conditions of the Proposal Shareholding Structure Reasons for and Benefits of the Offer Information on Texas Information on Hawaii Withdrawal of Listing of Shares Main text Meetings and Scheme Shares

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 20 Documentation for Scheme of Arrangement Scheme Document Key Sections Description Expected timetable Expected timetable for the Proposal Introduction and overview of the Proposal Reasons for and benefits of the Proposal Letter from the Texas Board of Directors Recommendation to shareholders Letter from Texas Independent Board Committee Statement to shareholders in regards to the fairness of the Proposal Recommendation to shareholders to vote in favor of the Scheme or to tender their shares Letter from the independent financial adviser Introduction and overview of the Proposal Financial analysis of the Proposal Opinion and recommendation to shareholders in regards to the fairness of the Proposal Introduction and overview of the Proposal Conditions to the Proposal Financial effects of the Proposal Other effects of the Proposal, including changes in shareholding Confirmation of financial resources for the Proposal Information on both the Hawaii and Texas Future intentions of the Hawaii Information on Cayman Court meeting (for Scheme of Arrangement only) Information on Special General Meeting Explanatory statement Actions to be taken by shareholders, summary of recommendations to shareholders Financial and general information on both the Hawaii and Texas Information on Scheme of Arrangement, notice of Cayman Court meeting Appendix Information on Special General Meeting

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 21 Documentation for Scheme of Arrangement Major Transaction Circular Key Sections Description Introduction and overview of the Proposal Conditions to the Proposal Key financial and operational summary for both the Hawaii and Texas Reasons for the Proposal Financial and trading prospects of the Hawaii Financial effects of the Proposal Intentions in relation to Texas Management, discussion and analysis of Texas Letter from the Hawaii Board of Directors Summary of other key terms Financial and general information on both the Hawaii and Texas Information on Scheme of Arrangement, notice of Cayman Court meeting Appendix Information on Special General Meeting

PRELIMINARY DRAFT – FOR DISCUSSION ONLY 22 Documentation for Scheme of Arrangement U.S. Regulatory Filings Documents Description Schedule 13E-3 Information relating to the Hawaii, Texas and the securities subject to the transaction Structure and terms of the transaction Source and amount of funds to be used to finance the transaction Intended plans or proposals with respect to Texas Purpose of and reasons for the transaction — Generalizations about the purpose of and reasons for the transaction not considered acceptable Fairness of the transaction to shareholders Any report, opinion or appraisal received from outside party by the persons conducting the transaction that is materially related to the transaction — Applies to any “board books” and similar written reports and evaluation materials prepared by a financial advisor and provided to the board of directors or any special committee thereof Documents Description Letter to NYSE Texas Board approval Letter from Board of Texas to NYSE stating intention to delist and intended date of delisting Form 15 Confirm fewer than 300 U.S. residents that are holders of its shares and ADRs SEC reporting obligations suspended upon the filing Delisting and deregistering process would be complete approximately 90 days after the filing

PRELIMINARY DRAFT – FOR DISCUSSION ONLY Documentation Requirement for a Scheme 23 Outline of Draft Offer Letter to Texas Board Outline of Key Points Proposal to take Texas Inc. (“Texas” or the “Company”) private by way of a Scheme of Arrangement (the “Proposal”) — Rationale for privatization — Notice to take Texas private by way of a Scheme of arrangement under Section 86 of the Companies Law Cap. 22 (Law 3 of 1961), as consolidated and revised of the Cayman Islands (the “Companies Law”) and in compliance with the Hong Kong Code on Takeovers and Mergers (the “Code”) — Details on exchange offer: each American Depositary Share of the Company (“Texas ADS”), each representing [15] ordinary shares of the Company (“Texas Share”), for US$[.] in cash (the “Offer Price”), and each Texas Share for the equivalent amount in Hong Kong dollars Reasons for and Benefits of the Proposal Additional Details of the Proposal — Offer [.]% premium over the closing price of Texas’s SEHK listed shares and NYSE listed ADSs on [.] [x 2009/2010], a [.]% premium over the average closing price of the last [X] trading days including [.] [x 2009/2010] Notice of preparation of formal announcement by advisors and requesting BOD to keep deal confidential until a formal announcement is made